EXHIBIT 99.1

MAYOR’S JEWELERS CELEBRATES 14% INCREASE IN HOLIDAY SALES

     SUNRISE, FL – (January 7, 2005) – Mayor’s Jewelers, Inc. (Amex: MYR) recorded a double digit sales increase for the second consecutive year during the 2004 November-December holiday season (October 31 through December 25, 2004). The Company reported that overall sales increased 14% and sales in comparable stores (stores open in the same periods in both the current and prior years) increased 13% as compared to the holiday season last year, announced Thomas A. Andruskevich, Chairman, President and Chief Executive Officer. Last year’s comparable store sales for the holiday season were up 15% from 2002.

     Mayor’s holiday comparable store sales were nearly three times the overall retail industry’s projection of 4.5% issued by the National Retail Federation.

     “According to several industry sources such as the National Retail Federation, consumer demand for jewelry was expected to be strong this holiday season, which enabled us to further capitalize on the plans we had in place. We are pleased to have achieved double digit sales increases during the past two years and look forward to what we hope will be a strong spring season,” said Andruskevich.

     Andruskevich also said the strong sales in the holiday season were the result of an expanded merchandise selection, including the addition of the Company’s two new in-house designers, Esty and Michele della Valle, and their exclusive fall jewelry collections. Additionally, the Company has enhanced its marketing efforts, including the launch in late 2004 of a new print and television advertising campaign titled, “Be Spectacular” which featured commercial spots that aired during prime time network programs.

     The preliminary sales results contained herein are unaudited. Mayor’s independent auditor has not yet completed its review procedures relative to these or any of the results of the third fiscal quarter.

     Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayors currently operates 28 total stores; 23 in Florida, five in Georgia. Additional information can be found on Mayor’s Web site, www.mayors.com.

This press release may contain certain “forward-looking” statements including statements regarding the Company’s expectation for strong sales, margin and earning results for the remainder of the fiscal year, success of the Company’s marketing and business strategies, and future growth and profitability. Actual results might differ materially from those projected in the forward-looking statements as they are subject to various risks and uncertainties. These risks and uncertainties include Company’s ability to maintain strong sales, margins and earnings throughout the remainder of the fiscal year, the ability of the Company to maintain strong growth and profitability, and the Company’s ability to compete with other jewelers. Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 25, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.